EXHIBIT 2.2

FORM OF LETTER AGREEMENT

June 25, 2007

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

National Penn Bancshares, Inc. ("NPB") and Christiana Bank & Trust Company ("Christiana") are considering entering into an Agreement of Reorganization and Merger dated June 25, 2007 (the "Agreement").

Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) NPB will acquire Christiana by a merger of an interim, direct wholly owned subsidiary of NPB with and into Christiana (the “Merger”); (b) shareholders of Christiana will receive shares of NPB common stock and/or cash in exchange for their shares of Christiana common stock owned on the closing date; and (c) holders of Christiana options will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of Christiana outstanding on the closing date (the foregoing, collectively, the "Transactions").

I have been advised that I may be deemed to be an "affiliate" of Christiana for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

I understand that NPB is requiring, as a condition to its execution and delivery to Christiana of the Agreement, that I execute and deliver to NPB this Letter Agreement.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.            I agree to vote or cause to be voted for approval of the Transactions all shares of Christiana common stock over which I exercise sole or shared voting power, excluding any such shares that I am acting over as a fiduciary other than those which are held in IRAs for my benefit.

2.           Through the earlier of (a) the receipt of the requisite approval of the Transactions by the shareholders of Christiana or (b) the termination of the Agreement pursuant to Article VII thereof, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of Christiana common stock over which I exercise sole or shared voting power or any options that I hold to acquire shares of Christiana common stock; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that

National Penn Bancshares, Inc.
June 25, 2007

date as long as the recipient agrees to vote such shares for approval of the Transactions and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

3.           I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of Christiana for options to acquire such number of shares of common stock of NPB, and at such per share exercise price, as is provided in Section 2.08 of the Agreement, and otherwise on the same terms and conditions as the exchanged Christiana options (unless I shall have exercised any such option prior to the Transactions).

4.           I have sole or shared voting power over the number of shares of Christiana common stock, and hold stock options for the number of shares of Christiana common stock, if any, set forth below opposite my signature line.  NPB recognizes that with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

5.           I hereby waive the right to assert dissenters rights under the Delaware Banking Code, which is set forth in Title 5 of the Delaware Code, and any other applicable law or regulation.

6.           I agree not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock received pursuant to the Transactions, except:

(a)           at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

(b)           within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act ("Rule 145") or upon expiration of all restrictions set forth in Rule 145 applicable to me; or

(c)           in a transaction which, in an opinion of counsel satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act;

and I acknowledge and agree that NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

National Penn Bancshares, Inc.
June 25, 2007

7.           NPB shall take all steps necessary to ensure that NPB is in compliance with all those requirements of Rule 145 and Rule 144 with which NPB must comply in order for the resale provisions of Rule 145(d) to be available to me.  In addition, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to respond promptly to any requests from NPB’s transfer agent for the issuance of an opinion that any transfer by me that complies with the requirements of Rule 145 and 144 may be made provided such counsel receives customary representation letters and all other information and documentation reasonably required by NPB from me.

8.           I agree that neither Christiana nor NPB shall be bound by any attempted sale of any shares of Christiana common stock or NPB common stock, respectively, and Christiana's and NPB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that (a) any certificate representing shares of NPB common stock received by me pursuant to the Merger may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement; and (b) any shares of NPB common stock received by me pursuant to the Merger in the form of book-entry shares may be subject to a stop order consistent with the terms of this Letter Agreement.  I understand that upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such stop orders to be lifted.  If at any point in time I hold certificates representing shares of NPB common stock received by me in the Merger and such certificates bear a restrictive legend, upon expiration of the restrictions set forth in Rule 145 and applicable to me, upon my request, NPB shall cause its Director of SEC Compliance (in his/her absence, outside-counsel selected by NPB) to promptly issue an opinion to the transfer agent or provide other documentation reasonably acceptable to the transfer agent so as to cause such certificates to be reissued without such restrictive legend.

9.           I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of NPB common stock to be received in the Transactions.

10.           I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

National Penn Bancshares, Inc.
June 25, 2007

For the avoidance of doubt, I acknowledge that any references herein to Christiana common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of Christiana common stock.

I am signing this Letter Agreement in my capacity as a shareholder of Christiana, and as an optionholder if I am an optionholder, and not in any other capacity (including as a director).

This Letter Agreement shall be effective upon acceptance by NPB.

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National Penn Bancshares, Inc.
June 25, 2007

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB's rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Number of shares held:
Sole voting power:	________
Shared voting power:	________

Number of shares subject
to stock options:	________

Number of pledged
shares:	________

__________________________	___________________________________
Witness:	[Name]

Accepted:

NATIONAL PENN BANCSHARES, INC.

By:___________________________
Name:  Glenn E. Moyer
Title:  President & CEO